                                                                Exhibit 5.1

July 25, 2006

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112

Ladies and Gentlemen:

We have acted as counsel for Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) with respect to the issuance by the Company of 12,000,000 shares of Class B common stock of the Company, $0.10 par value per share (the “Common Stock”), pursuant to the terms of the Freeport-McMoRan Copper & Gold Inc. 2006 Stock Incentive Plan (the “Plan”).

Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued for at least par value and on the terms described in the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER,
POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:  /s/ Margaret F. Murphy
                        Margaret F. Murphy
                                     Partner